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EXHIBIT 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State of Incorporation	Doing Business As
Bay Area Teleport, Inc.	Delaware	—
Communications Buying Group, Inc.	Ohio	—
ICG DataChoice Network Services, L.L.C.	Nevada	—
DownNorth, Inc. (formerly known as UpSouth Corporation)	Georgia	—
ICG Access Services—Southeast, Inc. (formerly known as PrivaCom, Inc.)	Delaware	—
ICG Canadian Acquisition, Inc.	Delaware	—
ICG ChoiceCom, L.P. (formerly known as CSW/ICG ChoiceCom, L.P.)	Delaware	—
ICG ChoiceCom Management, LLC (formerly known as Southwest TeleChoice Management, LLC and CSW/ICG ChoiceCom Management, LLC)	Delaware	—
ICG Corporate Headquarters, L.L.C.	Colorado	—
ICG Enhanced Services, Inc.	Colorado	—
ICG Equipment, Inc.	Colorado	—
ICG Funding, LLC	Delaware	—
ICG Holdings, Inc. (formerly known as IntelCom Group (U.S.A.), Inc.)	Colorado	—
ICG Holdings (Canada) Co.	Nova Scotia	—
ICG Mountain View, Inc.	Colorado	—
ICG Ohio LINX, Inc. (formerly known as Ohio Local Interconnection Network Exchange Co.)	Ohio	—
ICG NetAhead, Inc. (formerly known as NETCOM On-Line Communication Services, Inc. and ICG PST, Inc.)	Delaware	—
ICG Services, Inc.	Delaware	—
ICG Telecom Canada, Inc.	Federal Canadian	—
ICG Telecom Group, Inc. (formerly known as ICG Access Services, Inc.)	Colorado	—
ICG Telecom Group of Virginia, Inc.	Virginia	—
ICG Telecom of San Diego, L.P. (formerly known as Linkatel of California, L.P.)	California	—
ICG Tevis, Inc.	Delaware	—
NikoNet, LLC	Georgia	—
PTI Harbor Bay, Inc.	Washington	—
TransAmerican Cable, Inc.	Kentucky	MidAmerican Cable
Western Plains Finance	Nevada	—

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  EXHIBIT 21.1
Subsidiaries of the Registrant